As filed with the Securities and Exchange Commission on February 28, 2007
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ODYSSEY RE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	52-2301683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
300 First Stamford Place
Stamford, CT 06902
(Address of Principal Executive Offices, including zip code)

ODYSSEY RE HOLDINGS CORP.
STOCK OPTION PLAN
(Full title of the plan)

Donald L. Smith, Esq.
General Counsel
Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, CT 06902
(203) 977-8000
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	Registered (1)	per share (2)	offering price	registration fee
Common Stock, par value $.01 per share	400,000	$39.48	$15,792,000	$484.81

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock par value $0.01 per share (the “Common Stock”) which may be registered pursuant to this Registration Statement by reason of any stock splits, stock dividends, recapitalization or similar transactions effected without the receipt of consideration which results in an increase in the number of shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. Estimate based upon the average of the high and low prices of Odyssey Re Holdings Corp.’s (the “Registrant’) Common Stock on the NYSE on February 26, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.   Plan Information.*
Item 2.   Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to the instructions for Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
     On October 16, 2006, the Registrant filed a Form 10-K/A to amend the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 31, 2006. The Form 10-K/A was filed to reflect the restatement of the Registrant’s consolidated financial statements as of and for the years ended December 31, 2001 through 2005, and the notes related thereto, as discussed in the Form 10-K/A, including in the section entitled “Second Restatement” in Note 2 to the Consolidated Financial Statements and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The Registrant incorporates by reference in this Registration Statement the following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”);
(a) Current Report on Form 8-K filed on July 27, 2006 (not including information furnished to the Commission under Item 2.02 of Form 8-K) disclosing the Registrant’s determination to restate the Registrant’s financial results for the years 2001 through 2005, as well as the Registrant’s results for the three months ended March 31, 2006, and that the Registrant’s then previously published financial statements for those periods should therefore no longer be relied upon;

(b) Current Reports on Form 8-K filed with the Commission on February 10, 2006 (not including information furnished to the Commission under Item 2.02 of Form 8-K), February 28, 2006, March 15, 2006, March 22, 2006, May 2, 2006, July 12, 2006, July 25, 2006, August 9, 2006, August 25, 2006, November 24, 2006 and November 29, 2006;

(c) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006;

(d) Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 filed on October 16, 2006, or the Form 10-K/A, (including information specifically incorporated by reference into such Annual Report from the Registrant’s Proxy Statement related to the Registrant’s annual general meeting held on April 28, 2006) amending the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 31, 2006;

(e) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006;

(f) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (restated in Note 14 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006);

(g) Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 31, 2006 (including information specifically incorporated by reference into such Annual Report from the Registrant’s Proxy Statement related to the Registrant’s annual general meeting held on April 28, 2006); and

(h) the description of the Registrant’s Common Stock that is contained in the Registrant’s Registration Statement on Form 8-A (No. 001-16535) filed on June 8, 2001.
     In addition, all reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (not including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.   Description of Securities.
     Not required.
Item 5.   Interests of Named Experts and Counsel.
     None.
Item 6.   Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     The Registrant’s certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.
Item 7.   Exemption from Registration Claimed.
     Not applicable.
Item 8.   Exhibits.
     See attached Exhibit list.
Item 9.   Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 28th day February, 2007.

Odyssey Re Holdings Corp.
By:	/s/ R. Scott Donovan
	Name:	R. Scott Donovan
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints, jointly and severally, V. Prem Watsa, Andrew A. Barnard and R. Scott Donovan, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) a registration statement on Form S-8, or such other form as may be recommended by counsel, to be filed with the Commission, and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements or statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, with respect to the Company’s benefit and incentive plans, and (2) any registration statements, reports and applications relating thereto to be filed by the Company with the Commission and/or any national securities exchanges under the Exchange Act, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew A. Barnard Andrew A. Barnard	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2007

/s/ R. Scott Donovan R. Scott Donovan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2007

/s/ V. Prem Watsa V. Prem Watsa	Director	February 28, 2007

/s/ James F. Dowd James F. Dowd	Director	February 28, 2007

Signature	Title	Date

/s/ Peter M. Bennett Peter M. Bennett	Director	February 28, 2007

/s/ Anthony F. Griffiths Anthony F. Griffiths	Director	February 28, 2007

/s/ Patrick W. Kenny Patrick W. Kenny	Director	February 28, 2007

/s/ Samuel A. Mitchell Samuel A. Mitchell	Director	February 28, 2007

/s/ Brandon W. Sweitzer Brandon W. Sweitzer	Director	February 28, 2007

/s/ Paul M. Wolff Paul M. Wolff	Director	February 28, 2007

EXHIBIT INDEX

Number	Title of Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).

4.2	Amended and Restated By-Laws (incorporated herein by reference to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).

4.3	Specimen Certificate representing Common Stock (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).

4.4	Odyssey Re Holdings Corp. Stock Option Plan (incorporated herein by reference to the Registrant’s Registration Statement on Amendment No. 3 to Form S-1 (No. 333-57642), filed with the Commission on June 7, 2001).

*23.1	Consent of PricewaterhouseCoopers LLP.

*24.1	Powers of Attorney (included on signature page of this Registration Statement on Form S-8).

*Filed herewith.